     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001



                                                      REGISTRATION NO. 333-59150

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            COX COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   58-2112251
                      (I.R.S. Employer Identification No.)

                             1400 LAKE HEARN DRIVE
                             ATLANTA, GEORGIA 30319
                                 (404) 843-5000
         (Address, including zip code, and telephone number, including, area code, of Registrants' principal executive offices)

                             ---------------------

                                 JIMMY W. HAYES
                           EXECUTIVE VICE PRESIDENT,
                           FINANCE AND ADMINISTRATION
                                      AND
                            CHIEF FINANCIAL OFFICER
                            COX COMMUNICATIONS, INC.
                             1400 LAKE HEARN DRIVE
                             ATLANTA, GEORGIA 30319
                                 (404) 843-5000
    (Name, address, including zip code and telephone number, including area code, of agent for service)

                             ---------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                               STUART A. SHELDON
                                THOMAS D. TWEDT
                         DOW, LOHNES & ALBERTSON, PLLC
                         1200 NEW HAMPSHIRE AVENUE, NW
                             WASHINGTON, D.C. 20036
                                 (202) 776-2000

                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                           (COX COMMUNICATIONS LOGO)

                            COX COMMUNICATIONS, INC.

 CONVERTIBLE SENIOR NOTES DUE 2021 AND 9,105,256 SHARES OF CLASS A COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES
                               ------------------


    The selling holders described under the caption "Selling Holders" on page 39 of this prospectus may offer and resell for each of their own accounts up to $770,750,000 aggregate principal amount at maturity of Convertible Senior Notes due 2021 and 9,105,256 shares of Cox's Class A common stock issuable upon conversion of the notes. Cox initially issued and sold these notes to certain investment banking firms in a private offering. For a more detailed description of the plan of distribution, see "Plan of Distribution" beginning on page 43.



    We originally sold the notes at an issue price of $695.03 per note (69.503% of the principal amount at maturity). The notes will mature on February 23, 2021. We will pay interest on the notes semi-annually in arrears at a rate of 0.348% per year on the principal amount at maturity on February 23 and August 23 of each year, commencing on August 23, 2001. The rate of cash interest and accrual of original issue discount represent a yield to maturity of 2.25% per year calculated from February 23, 2001.


    Holders of the notes may convert the notes at any time prior to the close of business on the maturity date, unless the notes have been redeemed or purchased previously, into 11.8135 shares of our Class A common stock per note (equivalent to an initial conversion price of $58.83 per share). Upon conversion, we have the right to deliver, in lieu of shares of our Class A common stock, cash in an amount described herein. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount, accrued cash interest or interest payable on the occurrence of a tax event.

    We may redeem some or all of the notes at anytime on or after February 26, 2003 at the prices described under the heading "Description of the Notes -- Optional Redemption." Holders of the notes may also require us to purchase all or a portion of their notes on certain dates at specified prices described under the heading "Description of the Notes -- Purchase of Notes at the Option of the Holder."

    The notes are unsecured obligations of ours and rank equally with all of our unsecured senior indebtedness. For a detailed description of the material terms of the notes, see "Description of the Notes" beginning on page 9.


    Our Class A common stock is listed on the New York Stock Exchange under the ticker symbol "COX". On July 12, 2001, the reported last sale price for a single share of the Class A common stock was $42.12.


    We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages, or "PORTAL", market of the Nasdaq Stock Market.

    The notes and the Class A common stock issuable upon conversion of the notes may be offered for sale from time to time by the selling holders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any notes or shares of Class A common stock will or will not be offered for sale. We will not receive any proceeds from the sale by the selling holders of the notes or shares of Class A common stock. We will pay all costs, expenses and fees in connection with the registration of the notes and the Class A common stock, except that all selling commissions and fees incurred by the selling holders will be borne by such holders.


    The selling holders and the brokers who sell our notes or shares of our Class A common stock may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling holders or such brokers on the sale of any notes or shares of Class A common stock may constitute underwriting commissions.



    YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER WHEN INVESTING IN THE NOTES OR OUR CLASS A COMMON STOCK.


    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling holders are authorized to offer to sell, and seek offers to buy, notes and shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of notes or shares of Class A common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is July 16, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................     1
Risk Factors................................................     5
Use of Proceeds.............................................     8
Price Range and Dividend History of the Class A Common
  Stock.....................................................     8
Ratio of Earnings to Fixed Charges..........................     8
Description of the Notes....................................     9
Registration Rights.........................................    28
Description of Capital Stock................................    29
Certain United States Federal Income Tax Considerations.....    31
Selling Holders.............................................    39
Plan of Distribution........................................    43
Legal Matters...............................................    45
Experts.....................................................    45
Where You Can Find More Information.........................    45
Information Incorporated By Reference.......................    46

                             ---------------------

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note or share of Class A common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of Cox or that the information set forth or incorporated by reference herein is correct as of any date subsequent to the date hereof or thereof.

                             ---------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus, as well as information incorporated by reference into this prospectus, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements include, but are not limited to, statements relating to our future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results and events could differ materially from those contemplated by these forward-looking statements as a result of various risks and uncertainties such as those risks described in this prospectus and in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2000. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained or incorporated by reference in this prospectus will in fact occur. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing or incorporated by reference in this prospectus, including our consolidated financial statements and the accompanying notes. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, as well as the information incorporated by reference, before making a decision to invest in the Convertible Senior Notes due 2021 or our Class A common stock. When used in this prospectus, unless the context requires otherwise, the terms "Cox," "we," "our," and "us" refer to Cox Communications, Inc. and its subsidiaries and not the selling holders; and the term "notes" refers to the Convertible Senior Notes due 2021 offered hereby, unless the context requires otherwise.

                            COX COMMUNICATIONS, INC.


     Cox Communications, Inc. is one of the nation's largest multi-service advanced communications companies with U.S. broadband network operations and investments focused on cable programming, telecommunications and technology. Cox operates in one operating segment, broadband communications.



     Cox's business strategy is to utilize the technological capabilities of its advanced broadband network, its strong locally and regionally clustered cable systems and its longstanding commitment to superior customer service to provide an array of entertainment and communications services to both residential and commercial customers in its markets. Today, these services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone. Additional services could include video-on-demand, Internet to the television, targeted advertising and other types of interactive and e-commerce applications.



     In addition, Cox has sought to utilize its expertise and position as one of the nation's premier broadband communications companies to invest in programming, telecommunications and technology companies which are complementary to Cox's business strategy. Cox believes that these investments have contributed to the growth of its business and that its leadership position in the industry has facilitated the growth of these investments. Cox seeks to utilize insights gained from the integrated operations of its cable systems and related programming, telecommunications and technology investments to continue its leadership in the broadband communications industry by anticipating and capitalizing upon long-term industry trends.



     Cox is an indirect 67.8% majority-owned subsidiary of Cox Enterprises, Inc. Cox Enterprises, a privately-held corporation headquartered in Atlanta, Georgia, is one of the largest diversified media companies in the U.S. with consolidated revenues in 2000 approaching $8.0 billion. Cox Enterprises, which has a 103-year history in the media and communications industry, publishes 18 daily newspapers and owns or operates 15 television stations. Through its indirect majority-owned subsidiary, Cox Radio, Inc., Cox Enterprises will own or operate or provide sales and marketing services for 82 radio broadcast stations pending consummation of all announced transactions. Cox Enterprises is also an operator of wholesale auto auctions through Manheim Auctions, Inc., an indirect wholly-owned subsidiary.


     Cox's principal executive offices are located at 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319. Cox's telephone number is (404) 843-5000.

                                  THE OFFERING

Securities Offered............   $770,750,000 aggregate principal amount at
                                 maturity of Convertible Senior Notes due 2021 and 9,105,256 shares of Class A common stock issuable upon conversion of the notes to be sold by the selling holders listed under the caption "Selling Holders." Each note had an original issue price of $695.03 per note and has a principal amount at maturity of $1,000.

Maturity......................   February 23, 2021.


Cash Interest.................   0.348% per year on the principal amount at
                                 maturity of the notes, payable semi-annually in arrears on August 23 and February 23 of each year, beginning on August 23, 2001.


Yield to Maturity.............   2.25% per year (computed on a semi-annual bond
                                 equivalent basis) calculated from February 23, 2001.

Conversion Rights.............   Holders may convert their notes at any time
                                 before the close of business on February 23, 2021, unless the notes have been redeemed or purchased by Cox previously. For each note converted, we will deliver 11.8135 shares of our Class A common stock, which is equivalent to an initial conversion price of $58.83 per share. Also, in lieu of delivering shares of Class A common stock upon conversion of any notes, we may elect to pay holders cash for their notes in an amount based on the average
                                 Sale Price of the Class A common stock for the five consecutive trading days immediately following either:

                                   - the date of our notice of our election to
                                     deliver cash, which we must give within two business days of receiving a conversion notice, unless we have earlier given notice of redemption as described herein; or

                                   - the conversion date, if we have given
                                     notice of redemption specifying we intend to deliver cash upon conversion thereafter.

                                 The conversion rate may be adjusted for certain reasons but will not be adjusted for accrued original issue discount, cash interest or interest payable upon the occurrence of a tax event. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount or any accrued cash interest; such accrued original issue discount or accrued cash interest will be deemed paid by the shares of Class A common stock (or cash in lieu of such shares) received by the holder on conversion.

Ranking.......................   The notes are unsecured obligations of ours and
                                 rank equally with all of our other unsecured senior indebtedness.

Original Issue Discount.......   The notes were offered with original issue
                                 discount for United States federal income tax purposes equal to the principal amount at maturity of the notes less the issue price to investors. Potential investors in the notes should be aware that as original issue discount accrues it must be included in their gross income for United States federal income tax purposes. See "Certain United States Federal
                                 Income Tax Considerations."

Sinking Fund..................   None.

Optional Redemption...........   We may redeem all or a portion of the notes for
                                 cash at any time on or after February 26, 2003, at redemption prices equal to the issue price of the notes plus accrued original issue discount and accrued cash interest to, but excluding, the date of redemption. Indicative redemption prices are set forth in this prospectus. Holders may convert their notes after they are called for redemption at any time prior to the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our Class A common stock or to pay cash in lieu of delivery of the shares with respect to any notes converted prior to the redemption date.

Purchase of Notes by Cox at
  the Option of the Holder....   Holders may require us to purchase all or a
                                 portion of their notes on any one of the following dates at the following prices, plus accrued and unpaid cash interest to, but excluding, the purchase date:

                                   - on February 23, 2002 at a price of $707.26
                                     per note;

                                   - on February 23, 2003 at a price of $719.76
                                     per note;

                                   - on February 23, 2004 at a price of $732.55
                                     per note;

                                   - on February 23, 2005 at a price of $745.62
                                     per note;

                                   - on February 23, 2006 at a price of $758.99
                                     per note;

                                   - on February 23, 2011 at a price of $830.53
                                     per note; and

                                   - on February 23, 2016 at a price of $910.53
                                     per note.

                                 We will pay cash for all notes purchased on February 23, 2002, but on the other purchase dates we may choose to pay the purchase price in cash or Class A common stock valued at its Market Price (as defined herein) or a combination of cash and Class A common stock.

Fundamental Change............   Upon a Fundamental Change involving Cox
                                 occurring on or prior to February 26, 2003, each holder may require us to repurchase all or a portion of such holder's notes for cash. The repurchase price will be equal to the issue price of the notes plus accrued original issue discount and accrued cash interest to, but excluding, the date of repurchase. See
                                 "Description of the Notes -- Fundamental Change
                                 Permits Holder to Require Us to Repurchase
                                 Notes" for the definition of the term
                                 "Fundamental Change."

Optional Conversion to
  Semi-Annual Coupon Notes
  upon a Tax Event............   From and after the occurrence of a tax event,
                                 at the option of Cox, interest in lieu of future original issue discount and regular cash interest shall accrue on each note from the date on which Cox exercises such option at the rate of 2.25% per year on the restated principal amount (i.e., the issue price of the note plus any original issue discount accrued to the later of the date of the tax event and the date Cox exercises such option) and shall be payable semi-annually on each interest payment date to holders of record at the close of business on each regular record date immediately preced-ing such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will initially accrue from the option exercise date
                                 (as defined herein) and thereafter from the most recent date to which interest has been paid or duly provided. In such an event, the redemption price, purchase price, and
                                 Fundamental Change repurchase price shall be adjusted as described herein. However, there will be no changes in a holder's conversion rights.

Use of Proceeds...............   We will not receive any proceeds from the sale
                                 by selling holders of the notes or the shares of Class A common stock issuable upon conversion of the notes.

DTC Eligibility...............   The notes were issued in fully registered
                                 book-entry form and are represented by one or more global securities without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in such global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated notes, except in limited circumstances described herein.
                                 Settlement and all secondary market trading activity for the notes will be in same day funds.

Registration Rights...........   Under the registration rights agreement we
                                 entered into with the initial purchasers, we agreed to register the notes and shares of Class A common stock issuable upon conversion of the notes and keep such registration statement current, subject to certain conditions. For a discussion of these conditions and the circumstances under which we are required to pay liquidated damages to the holders of the notes upon our failure to fulfill our registration obligations, see
                                 "Description of the Notes -- Registration
                                 Rights."

Trading.......................   The notes are eligible for trading in the
                                 PORTAL market; however, no assurance can be given as to the liquidity of or trading markets for the notes. The Class A common stock is traded on the New York Stock Exchange under the symbol "COX."

                                  RISK FACTORS

     You should carefully consider each of the following risks relating to the offer and sale of the notes or our Class A common stock. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. For a description of other risks associated with our business, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. Although the notes are eligible for trading in PORTAL by qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, we cannot assure you that an active or liquid trading market will develop for the notes. We have been advised by the initial purchasers of the notes that they presently intend to make a market in the notes; however, the initial purchasers are not obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the initial purchasers cease to act as market makers for the notes for any reason, we cannot assure you that another firm or person will make a market in the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

YOUR RETURN ON THE NOTES DEPENDS LARGELY ON OUR CLASS A COMMON STOCK.

     The terms of the notes differ from those of ordinary debt securities because the notes are convertible into our Class A common stock, fluctuations in the market price of which may affect the price of the notes. We cannot predict whether the price of the Class A common stock will rise or fall. Factors that will affect the trading price of the Class A common stock include the following: our operating results and our future prospects; material public announcements; the extent to which we pay dividends or make other distributions to holders of Class A common stock, if ever; whether we or another person issues securities like the notes, or issues or sells a large number of shares of Class A common stock; trading on the New York Stock Exchange where the shares of Class A common stock are traded; conditions in the capital markets generally; and political, financial and economic conditions.

COX IS CONTROLLED BY A PRINCIPAL STOCKHOLDER WHOSE INTERESTS MAY BE DIFFERENT THAN YOUR INTERESTS.

     As of December 31, 2000, Cox Enterprises owned approximately 67.8% of the outstanding equity and 77.2% of the voting power of Cox. Cox Enterprises therefore controls substantially all actions to be taken by Cox stockholders, including the election of all the directors to the Cox board. Cox Enterprises' voting control may have the effect of discouraging offers to acquire Cox because the consummation of any such acquisition would require the approval of Cox Enterprises. The interests of Cox Enterprises, which operates businesses in other industries, including broadcasting and newspapers, may from time to time differ from the interests of other Cox stockholders, particularly with regard to new business opportunities.

THE ISSUANCE OF THE NOTES AT A SUBSTANTIAL DISCOUNT MAY HAVE UNFAVORABLE CONSEQUENCES TO THE PURCHASERS OF THE NOTES.

     The notes were issued at a substantial discount from their principal amount at maturity, which is referred to as original issue discount. As a result, if you purchase the notes, you generally will be required to include amounts in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Original Issue Discount" for a more detailed discussion.

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, your claim as a holder of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial issue price, and (ii) that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the United States Bankruptcy

Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute unmatured interest.

THE CABLE TELEVISION INDUSTRY IS HEAVILY REGULATED.

     The cable television industry is subject to extensive regulation on the federal, state, and local levels. In addition, many aspects of such regulations remain the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992, referred to as the "1992 Cable Act," significantly expanded the scope of cable television regulation. In particular, under the 1992 Cable Act, the Federal Communications Commission adopted regulations that limit Cox's ability to set rates for basic service and equipment, such as converter boxes and remote control units, in communities where "effective competition," as defined by federal law, is lacking. Current FCC regulations limit our ability to increase revenues by increasing rates for regulated services and equipment where local franchise authorities have been certified by the FCC and have elected to regulate basic cable and equipment rates. Consequently, certain local franchise authorities may attempt to require future rate reductions or refunds for basic services and equipment. The Telecommunications Act of 1996, referred to as the "1996 Telecom Act," eliminated rate regulation for cable programming services, other than basic service and equipment, provided after March 31, 1999.


     Regulation of the cable television industry, however, including the rates charged for regulated services under present FCC rules, remains a matter of interest to Congress, the FCC and other regulatory authorities. For example, the FCC and some local jurisdictions are considering proposals by various Internet service providers to require that cable operators provide non-discriminatory access to the cable operators' broadband communications facilities for the purpose of allowing Internet service providers to deliver their services directly to cable operators' customers. In connection with franchise transfers, renewals, or general regulation of cable operations, a few local franchising authorities have imposed or attempted to impose such so-called "open access" conditions. In the few instances where local franchising authorities have imposed such requirements, federal courts have struck them down as violations of the Communications Act of 1934 or the United States Constitution, although the rationales for each decision have varied. The ultimate regulatory classification of Internet services provided by cable operators -- whether an information service, telecommunications service, or cable service under the Communications Act of 1934 -- will affect our operations, including but not limited to whether Cox will be required to pay local government franchise fees on cable Internet revenues. Two federal district courts have classified cable Internet service as a cable service, whereas one federal appellate court classified it as a service with both information and telecommunications service components. Another federal appellate court concluded that Internet service is neither a cable service nor a telecommunications service, but rather an information service. These conflicting rulings increase the possibility that the classification of cable Internet service could be decided by the Supreme Court. In addition, the FCC recently initiated an administrative proceeding to gather information about various regulatory and policy issues concerning cable Internet services. Cox cannot predict the ultimate outcome of these judicial and administrative proceedings or what effect, if any, future actions by legislative and regulatory authorities may have on Cox.


     Cable companies operate under franchises granted by local authorities that are subject to renewal and renegotiation from time to time. No assurance is possible that local authorities will grant future franchise renewals or that renewal will be made on similar terms and conditions.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

     Cable communications systems generally operate in a competitive environment pursuant to non-exclusive franchises. The 1992 Cable Act prohibits local franchise authorities from unreasonably denying requests for additional competitive franchises and permits franchise authorities to operate their own competitive cable systems. Well-financed businesses from outside the cable industry, including but not limited to the public utilities that own certain of the poles on which our cable is attached, have become competitors for franchises or providers of competing services in certain areas. In addition, we face competition from other cable television operators, including private cable (also known as satellite master antenna television), wireless cable

(multichannel multipoint distribution systems), and open video system companies. The cable television clusters we own also compete with other communications and entertainment media, including conventional television broadcasting services, newspapers, motion picture theatres, live sporting events, interactive online computer services (including Internet-based services), home video products, and direct broadcast satellite. Direct broadcast satellite services transmit television programming and high-speed Internet signals by satellite to receiving facilities located on customer premises. Direct broadcast satellite is the cable industry's largest competitor, and the number of satellite subscribers continues to grow. Direct broadcast satellite services are available throughout the country and offer programming comparable to that provided by cable television systems. We cannot predict the extent to which competition will affect us in the future.



     The 1996 Telecom Act allows local exchange telephone companies, referred to as "LECs," and others to provide a wide variety of video services directly to subscribers in competition with services provided by cable television systems. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both broadband wireline and wireless transmission facilities. We cannot predict the likelihood of success of such competitive video service ventures by LECs or their impact on Cox.



     Legislation was introduced last year in Congress which, among other things, would have required cable operators to offer interconnection to unaffiliated Internet service providers on terms and conditions that are fair, reasonable, and non-discriminatory, and would have permitted the FCC to set the rates, terms, and conditions of such interconnection. Although the legislation was not enacted, it has been re-introduced in the current congressional session. Cox cannot predict if similar proposals will be introduced or adopted in the future or whether such proposals, administrative proceedings, or litigation will have a material impact on our business and operations. Moreover, advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are occurring constantly. Thus, no prediction is possible regarding the effect of ongoing or future developments on the cable communications industry in general or on our operations in particular.

                                USE OF PROCEEDS

     All net proceeds from the sale of the notes and the shares of Class A common stock will be received by the selling holders who offer and sell them. We will not receive any proceeds from such sales.

          PRICE RANGE AND DIVIDEND HISTORY OF THE CLASS A COMMON STOCK

     The Class A common stock is listed and traded on the New York Stock Exchange under the symbol "COX."

     The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sale prices of the Class A common stock as reported on the NYSE Composite Tape since the first quarter 1999. To date, we have never paid a cash dividend on our Class A common stock.

     Prices prior to the second quarter of 1999 have been adjusted to reflect a two-for-one stock split effective May 1999.

CLASS A COMMON STOCK


                                                               HIGH     LOW
                                                              ------   ------
1999:
  First quarter.............................................  $41.28   $32.00
  Second quarter............................................   44.44    32.78
  Third quarter.............................................   42.25    34.25
  Fourth quarter............................................   52.00    38.69
2000:
  First quarter.............................................   58.38    41.25
  Second quarter............................................   51.50    37.31
  Third quarter.............................................   47.88    31.69
  Fourth quarter............................................   48.00    36.00
2001:
  First quarter.............................................   50.25    39.36
  Second quarter............................................   47.00    39.75
  Third quarter (through July 12, 2001).....................   44.44    41.43


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:


                               THREE MONTHS ENDED
  YEAR ENDED DECEMBER 31,           MARCH 31,
----------------------------  ---------------------
1996  1997  1998  1999  2000    2000        2001
----  ----  ----  ----  ----    ----        ----
1.5x  2.0x  12.3x 5.5x  5.3x    9.3x        1.0x



     Earnings for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001 include $4.6 million, $116.6 million, $2.5 billion, $1.6 billion, $3.3 billion, $1.8 billion and $151.9 million, respectively, of net gain on sale and exchange of cable systems, net investment gains and net loss on derivative instruments.


     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost including capitalized interest;

     - estimated interest component of rent expense; and

     - distributions on capital and preferred securities of subsidiary trusts.

     While we have a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, our board of directors declares such dividends. Our board has never declared a dividend on our preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents our combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

                            DESCRIPTION OF THE NOTES


     We issued the notes under an indenture, dated as of June 27, 1995 as amended and supplemented by a fourth supplemental indenture dated as of February 23, 2001, which we collectively refer to as the "indenture," between us and The Bank of New York, as trustee. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the notes and the indenture, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. As used in this description, references to "we," "us," "our" or "Cox" do not include any current or future subsidiary of Cox Communications, Inc.


     GENERAL

     The notes:

     - are unsecured obligations of ours and rank equally with all of our other unsecured senior indebtedness;

     - were issued at a price of $695.03 per note and a principal amount at maturity of $1,000; and

     - mature on February 23, 2021.

     The notes were offered at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Original Issue Discount." The notes accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of original issue discount is made on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. Original issue discount started to accrue on February 23, 2001, the issue date of the notes.

     The notes bear interest at the rate of 0.348% per year on the principal amount at maturity from the issue date, or from the most recent date to which interest has been paid or duly provided, until the notes are converted in accordance with the indenture, paid in full or funds are made available for payment in full in accordance with the indenture. Cash interest is payable at maturity (or earlier date of purchase, repurchase, redemption or, in certain circumstances, conversion) and semi-annually in arrears on February 23 and August 23 of each year, beginning on August 23, 2001, to holders of record at the close of business on the February 8 or August 8 (whether or not a business day) immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date or the date of maturity (or earlier purchase, repurchase, redemption or, in certain circumstances, conversion), as the case may be. Any payment required to be made on any date that is not a business day will be made on the next succeeding business day. In the event of the maturity, conversion, purchase or repurchase by us at the option of a holder or redemption of a note, original issue discount and cash interest will cease to accrue on such note under the terms of and subject to the conditions in the indenture. We may not reissue a note that has matured or been converted, purchased or repurchased by us at the option of a holder, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof). The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

     The notes are redeemable prior to maturity only on or after February 26, 2003, as described below under "-- Optional Redemption," and do not have the benefit of a sinking fund. Principal of and cash interest on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. The notes may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.


     The notes were issued only in registered form without coupons in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 above that amount. The notes, other than those transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) that are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), are represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"). Notes transferred to accredited investors will be issued and physically delivered in fully registered, definitive form ("definitive notes") and may not be represented by interests in the global notes.


CONVERSION RIGHTS

     A holder may convert notes, in multiples of $1,000 principal amount at maturity, into shares of our Class A common stock at any time before the close of business on February 23, 2021. However, a holder may convert a note only until the close of business on the last business day prior to the redemption date if we call a note for redemption, unless we default on payment of the redemption price. A note for which a holder has delivered a purchase notice or a Fundamental Change (as defined below) repurchase notice requiring us to purchase or repurchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 11.8135 shares of Class A common stock per note (equivalent to an initial conversion price of $58.83 per share), subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted at any time during the term of the notes for accrued original issue discount or accrued and unpaid cash interest.

     We will pay for any fractional share an amount of cash based on the Sale Price (as defined below) of the Class A common stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accrued original issue discount or, except as described below, accrued cash interest. Our delivery to the holder of the fixed number of shares of Class A common stock into which the note is converted, together with any cash payment for fractional shares, or cash in lieu thereof, will be deemed to satisfy our obligation to pay:

     - the principal amount at maturity of the note;

     - the accrued original issue discount attributable to the period from the issue date to the conversion date; and

     - the accrued cash interest attributable to the period from the issue date, or from the most recent interest payment date to which interest has been paid or duly provided, to the conversion date.

     As a result, accrued original issue discount and accrued cash interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. Notwithstanding the foregoing, accrued and unpaid cash interest will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default described under "-- Events of Default" below. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the note. Except where notes surrendered for conversion must be accompanied by payment as described above, we will not pay interest on any interest payment date subsequent to the date of conversion.

     A certificate for the number of full shares of Class A common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the United States federal income tax treatment of a holder receiving Class A common stock upon conversion, see "Certain United States Federal Income Tax Considerations -- U.S.
Holders -- Conversion of the Notes."

     In lieu of delivery of shares of Class A common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note equal to the average Sale Price of the Class A common stock for the five consecutive trading days immediately following (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of a conversion following our notice of redemption specifying we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of Class A common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "-- Optional Redemption." If we elect to deliver all of such payment in shares of Class A common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of Class A common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "-- Events of Default" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash for fractional shares).

     If we exercise our option to have interest in lieu of original issue discount accrue on a note following a tax event, the holder will be entitled on conversion to receive the same number of shares of Class A common stock such holder would have received if we had not exercised our option. See "-- Optional Conversion to Semi-Annual Coupon Note Upon Tax Event."

     To convert a note, a holder must:

     - complete and manually sign the conversion notice on the back of the note (or complete and manually sign a facsimile of such notice) and deliver such notice to the conversion agent (initially the trustee) at the office maintained by the conversion agent for such purpose;

     - surrender the note to the conversion agent;

     - if required, furnish appropriate endorsements and transfer documents; and

     - if required, pay all transfer or similar taxes.

     The indenture provides that the date on which all of the requirements for delivery of a note for conversion have been satisfied is the "conversion date."

     The conversion rate will be adjusted for:

     - dividends or distributions on our shares of Class A common stock payable in shares of Class A common stock or other capital stock of ours;

     - subdivisions, combinations or certain reclassifications of shares of our Class A common stock;

     - distributions to all holders of our shares of Class A common stock of certain rights to purchase shares of Class A common stock for a period expiring within 60 days at a price per share less than the Sale Price at the time; and

     - distributions to all holders of our shares of Class A common stock of assets (including shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours) or debt securities of ours or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution).

     In the event that we pay a dividend or make a distribution on our shares of Class A common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Class A common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

     In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the Sale Price on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for such distribution. No adjustment to the conversion rate or the ability of a noteholder to convert will be made if holders of notes will participate in the transaction without conversion or in certain other cases.

     The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange pursuant to which the shares of Class A common stock would be converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into Class A common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of Cox or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction. This assumes that a holder of notes would not have exercised any rights of election as to the consideration receivable in connection with the transaction. If such transaction also constitutes a Fundamental Change, the holder will be able to require us to repurchase all or a portion of such holder's notes as described under "-- Fundamental Change Permits Holder to Require Us to Repurchase Notes."

     In the event that we are a party to such a transaction as described above, each note would become convertible into the cash, securities or other property receivable by a holder of the number of shares of Class A common stock into which such note was convertible immediately prior to such transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of:

     - a taxable distribution to holders of Class A common stock which results in an adjustment of the conversion rate; or

     - an increase in the conversion rate at our discretion.

     See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Adjustment of the Conversion Rate."

OPTIONAL REDEMPTION


     No sinking fund is provided for the notes. Prior to February 26, 2003, the notes will not be redeemable. Beginning on February 26, 2003, at our option we may redeem the notes for cash at any time as a whole, or from time to time in part, at the redemption prices set forth below plus accrued cash interest to, but excluding, the redemption date. We will give not less than 30 days nor more than 60 days notice of redemption by mail to noteholders. The notice of redemption will inform the holders of our election to deliver shares of Class A common stock or to pay cash in lieu of delivery of the shares with respect to any notes converted prior to the redemption date. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Exercise of the Optional Redemption or Repurchase Right."

     The table below shows redemption prices of a note per $1,000 principal amount at maturity on February 26, 2003, at each February 23 thereafter prior to maturity and at maturity on February 23, 2021. These prices equal the issue price plus the accrued original issue discount calculated to each such date. The redemption price of a note redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the redemption date.

                                                                                 (2)            (3)
                                                                  (1)          ACCRUED       REDEMPTION
                                                                 NOTE       ORIGINAL ISSUE     PRICE
REDEMPTION DATE                                               ISSUE PRICE      DISCOUNT       (1)+(2)
---------------                                               -----------   --------------   ----------
February 26, 2003...........................................    $695.03        $ 24.83       $  719.86
February 23, 2004...........................................     695.03          37.52          732.55
February 23, 2005...........................................     695.03          50.59          745.62
February 23, 2006...........................................     695.03          63.96          758.99
February 23, 2007...........................................     695.03          77.64          772.67
February 23, 2008...........................................     695.03          91.62          786.65
February 23, 2009...........................................     695.03         105.92          800.95
February 23, 2010...........................................     695.03         120.54          815.57
February 23, 2011...........................................     695.03         135.50          830.53
February 23, 2012...........................................     695.03         150.79          845.82
February 23, 2013...........................................     695.03         166.43          861.46
February 23, 2014...........................................     695.03         182.42          877.45
February 23, 2015...........................................     695.03         198.77          893.80
February 23, 2016...........................................     695.03         215.50          910.53
February 23, 2017...........................................     695.03         232.60          927.63
February 23, 2018...........................................     695.03         250.09          945.12
February 23, 2019...........................................     695.03         267.98          963.01
February 23, 2020...........................................     695.03         286.27          981.30
At stated maturity..........................................     695.03         304.97        1,000.00

     If converted to semi-annual coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest to, but excluding, the redemption date. However, in no event may the notes be redeemed prior to February 26, 2003. See "-- Optional Conversion to Semi-Annual Coupon Note Upon Tax Event."

     If less than all of the outstanding notes held in definitive form are to be redeemed, the trustee shall select the notes held in definitive form to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder elects to convert a portion of the notes, the portion elected to be converted shall be deemed to be the portion selected for redemption.

PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     On the purchase dates of February 23, 2002, February 23, 2003, February 23, 2004, February 23, 2005, February 23, 2006, February 23, 2011, and February 23, 2016, we will, at the option of the holder, be required to purchase, at the purchase prices set forth below plus accrued and unpaid cash interest to, but excluding, the purchase date, any outstanding note for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date.

     The purchase price of a note will be:

     $707.26 per note on February 23, 2002;

     $719.76 per note on February 23, 2003;

     $732.55 per note on February 23, 2004;

     $745.62 per note on February 23, 2005;

     $758.99 per note on February 23, 2006;

     $830.53 per note on February 23, 2011; and

     $910.53 per note on February 23, 2016.

     The purchase prices equal the issue price plus accrued original issue discount to, but excluding, the applicable purchase date.

     We will pay cash for all notes purchased on February 23, 2002, but on the other purchase dates we may, at our option, elect to pay the purchase price in cash or shares of Class A common stock valued at the Market Price (as defined below) or any combination thereof. See "Certain United States Federal Income Tax Considerations -- U.S. Holder -- Exercise of the Optional Redemption or Repurchase Right."

     If prior to a purchase date the notes have been converted to semi-annual coupon notes following the occurrence of a tax event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest to, but excluding, the purchase date. See "-- Optional Conversion to Semi-Annual Coupon Note Upon Tax Event."

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the purchase price of notes in cash or Class A common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in Class A common stock, the method of calculating the Market Price of the Class A common stock; and

     - the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

     - the certificate numbers of the holder's notes to be delivered for purchase;

     - the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in Class A common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in Class A common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount at maturity of the notes that remains subject to the purchase notice, if any.

     If we elect to pay the purchase price, in whole or in part, in shares of Class A common stock, the number of shares of Class A common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in Class A common stock divided by the Market Price.

     We will pay cash based on the Market Price for all fractional shares of Class A common stock in the event we elect to deliver Class A common stock in payment, in whole or in part, of the purchase price.

     The "Market Price" means the average of the Sale Prices of the Class A common stock for the five trading day period ending on the third business day (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day) prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to the Class A common stock that would result in an adjustment of the conversion rate.

     The "Sale Price" of the Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Class A common stock is traded or, if the Class A common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System.

     A "trading day" means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation. Because the Market Price is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the Class A common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in Class A common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Class A common stock issuable in accordance with the foregoing provisions, we will publish such information in The Wall Street Journal or another daily newspaper of national circulation.

     Our right to purchase notes, in whole or in part, with shares of Class A common stock is subject to our satisfying various conditions, including:

     - the listing of such shares of Class A common stock on the principal United States securities exchange on which the Class A common stock is then listed or, if not so listed, on Nasdaq;

     - the registration of the Class A common stock under the Securities Act and the Securities Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable and file Schedule TO or any other required schedule under the Securities Exchange Act.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest and original issue discount on such note will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     Our ability to purchase notes with cash may be limited by the terms of our then existing indebtedness or financial agreements.

     No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default described under "-- Events of Default" below. However, notes may be purchased if the event of default is in the payment of the purchase price with respect to the notes.

FUNDAMENTAL CHANGE PERMITS HOLDER TO REQUIRE US TO REPURCHASE NOTES

     If a Fundamental Change occurs on or prior to February 26, 2003, each holder will have the right, at the holder's option, subject to the terms of the indenture, to require us to repurchase for cash any or all of the holder's notes in integral multiples of $1,000 principal amount at maturity. We will repurchase the notes at a price equal to the issue price plus accrued original issue discount and accrued and unpaid cash interest to, but excluding, the repurchase date. See the table under "-- Optional Redemption." If, prior to the repurchase date, we elect to convert the notes to semi-annual coupon notes following a tax event, the repurchase price will be equal to the restated principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. See the discussion under the caption entitled "-- Optional Conversion to Semi-Annual Coupon Note Upon Tax Event."

     We will be required to repurchase the notes as of the date that is 35 business days after the occurrence of such Fundamental Change (a "repurchase date").

     A "Fundamental Change" is deemed to have occurred at such time as:

     - any person, including its affiliates and associates, other than permitted holders, files a Schedule 13D or TO (or any successor schedule, form or report under the Securities Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the total voting power in the aggregate of all classes of our capital stock then outstanding normally entitled to vote in elections of directors; or

     - there shall be consummated any consolidation or merger of Cox pursuant to which the Class A common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of Cox in which the holders of all classes of our common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation normally entitled to vote in elections of directors immediately after the consolidation or merger; or

     - we sell, convey, transfer or lease all or substantially all of our properties and assets to any person other than a permitted holder.

     For purposes of the foregoing definition, permitted holders means (A) Cox, Cox Enterprises, Inc. and their respective subsidiaries and employee benefit plans, (B) those certain trusts commonly referred to as the Dayton-Cox Trust A, the Barbara Cox Anthony Atlanta Trust and the Anne Cox Chambers Atlanta Trust, the Estate of James M. Cox, Jr., Barbara Cox Anthony, Garner Anthony, Anne Cox Chambers, and the estates, executors and administrators, and lineal descendants of the above-named individuals, and the estates, executors and administrators of any of such lineal descendants, and (C) any corporation, partnership, limited liability company, trust or other entity in which the trusts, individuals or lineal descendants referred to in clause (B) in the aggregate have either a direct or indirect beneficial interest or voting control of greater than 50%.

     Within 15 business days after the occurrence of a Fundamental Change, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. The notice will state among other things:

     - the events causing a Fundamental Change;

     - the date of such Fundamental Change;

     - the last date on which the repurchase right may be exercised;


     - the Fundamental Change Repurchase Price;


     - the repurchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate and any adjustments to the conversion rate;

     - that notes with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

     - the procedures that holders must follow to exercise their repurchase rights.

     To exercise the repurchase right, holders of notes must deliver a written notice so as to be received by the paying agent no later than the close of business on the fifth business day prior to the repurchase date. The repurchase notice given by each holder electing to require us to repurchase notes shall state:

     - the certificate numbers of the holder's notes to be delivered for repurchase;

     - the portion of the principal amount at maturity of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

     - that we are to repurchase such notes pursuant to the applicable provisions of the notes.

     Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the notes being withdrawn; and

     - the principal amount at maturity of the notes that remain subject to the repurchase notice, if any.

     The indenture does not permit our board of directors to waive our obligations to repurchase notes at the option of holders in the event of a Fundamental Change.

     In connection with the repurchase of the notes in the event of a Fundamental Change, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act that may then be applicable and file Schedule TO or any other required schedule under the Securities Exchange Act.

     Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the notes will be made promptly following the later of the repurchase date or the time of book-entry transfer or physical delivery of the notes.

     If the paying agent holds money sufficient to pay the repurchase price of a note on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and cash interest and original issue discount on such note will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

     The repurchase rights of the holders of notes could discourage a potential acquirer of Cox. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of Cox by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a Fundamental Change may not protect noteholders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No notes may be repurchased for cash at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under "-- Events of Default" below. However, notes may be repurchased if the event of default is in the payment of the Fundamental Change repurchase price with respect to the notes.

OPTIONAL CONVERSION TO SEMI-ANNUAL COUPON NOTE UPON TAX EVENT

     From and after the date of the occurrence of a tax event (as defined below), we may elect to have interest in lieu of future original issue discount and regular cash interest accrue at the rate of 2.25% per year on a principal amount per note (the "restated principal amount") equal to the issue price plus original issue discount accrued to the date of the tax event or the date on which we exercise the option described herein, whichever is later (the "option exercise date").

     Such interest shall accrue from the option exercise date and shall be payable in cash semi-annually on the interest payment dates of February 23 and August 23 of each year to holders of record at the close of business on the February 8 or the August 8 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the option exercise date and thereafter from the last date to which interest has been paid or duly provided.

     A "tax event" means that we have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

          (1) any amendment to, or change (including any announced prospective change) in, the laws (or rules or regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

          (2) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including original issue discount) payable on the notes either:

          - would not be deductible on a current accrual basis, or

          - would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

     Federal legislation has previously been proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the original issue discount. Congress did not enact these proposed changes. If a similar proposal were ever reintroduced, enacted and made applicable to the notes in a manner that would limit our ability to either:

          - deduct the interest, including original issue discount, payable on the notes on a current accrual basis, or

          - deduct the interest, including original issue discount, payable on the notes under any other method for United States federal income tax purposes, such enactment would result in a tax event and the terms of the notes would be subject to modification at our option as described above.

     The modification of the terms of notes by us upon a tax event, as described above, could possibly alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the option exercise date.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

     Limitation on liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens on restricted property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens other than permitted liens on restricted property would exceed the greater of:

          - $200 million or

          - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox's determination, the notes together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

     Limitation on Indebtedness of restricted subsidiaries. Cox will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all indebtedness of restricted subsidiaries would exceed the greater of:

          - $200 million; or

          - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

     Designation of subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

        - immediately after giving effect to such designation, the restricted group's leverage ratio is not greater than 7:1 and Cox and the restricted subsidiaries are in compliance with the "-- Limitation on liens" and "-- Limitation on Indebtedness of restricted subsidiaries" covenants; and

        - Cox delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

     Mergers or sales of assets. The indenture provides that Cox may not merge with or into or consolidate with another entity or lease, convey or transfer all or substantially all of its assets to another entity unless either:

        - Cox is the surviving corporation; or

        - the resulting, surviving or transferee entity is a corporation organized under the laws of a state of the United States or the District of Columbia and expressly assumes all of Cox's obligation under the notes and the indenture; and

        - immediately after and giving effect to such transaction, no event of default has occurred.

     The indenture does not contain any provisions affording holders of notes any additional protection in the event that Cox enters into a highly-leveraged transaction.

DEFINITIONS

     Indebtedness means, without duplication, with respect to any entity:

        - any indebtedness of such entity for borrowed money or evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

        - any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

        - any amendment, extension, renewal or refunding of such indebtedness or guarantee.

     The term Indebtedness excludes:

        - any indebtedness of Cox or of its restricted subsidiaries to Cox or another restricted subsidiary;

        - any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

        - trade accounts payable; and

        - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "-- Designation of subsidiaries" covenant, the ratio of:

        - the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

        to

        - the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date.

     Permitted liens means:

          1. Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

        - Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

        - Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award;

          2. Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time that the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

        - the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

        - such lien does not encumber or constitute a charge against any other restricted property owned by the restricted group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

        - the indebtedness secured by such lien would be permitted to be incurred under the covenant described under "-- Limitation on Indebtedness of restricted subsidiaries"; and

          3. Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above, provided that the principal of the Indebtedness thus secured does not exceed

        - the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement,

        plus

        - any accrued and unpaid interest or capitalized interest payable;

        and such extension, renewal or replacement shall be limited to

        - all or part of the property or interest subject to the lien so extended, renewed or replaced,

        plus

        - improvements and construction on such property.

     The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on restricted property, for purposes of determining whether a lien, other than a permitted lien, may be incurred in compliance with the covenant described under "Limitation on liens."

     Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

        - any such property which, in the good faith opinion of Cox's board of directors, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

        - any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the "Designation of subsidiaries" covenant.

     Restricted group cash flow for any period means the restricted group net income for such period,

     plus

        the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to restricted group net income for such period:

        - interest expense;

        - income tax expense;

        - depreciation and amortization expense and other noncash charges;

        - extraordinary items; and

        - after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

     minus

        the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to restricted group net income for such period:

        - noncash credits;

        - extraordinary items; and

        - after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

     For purposes of this definition:

        - Restricted group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

        - if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which restricted group cash flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the leverage ratio is to be determined, then, in each such case, the restricted group cash flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

     Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under the indenture:

        - default in payment of the principal amount at maturity (or if the notes have been converted to semi-annual coupon notes following a tax event, the restated principal amount), accrued original issue discount, cash interest when due (if such default shall continue for 30 days), redemption price, purchase price or Fundamental Change repurchase price with respect to any note when such amount becomes due and payable;

        - Cox's failure to deliver shares of Class A common stock, together with cash in lieu of fractional shares, or failure to deliver cash instead if we so elect, when such Class A common stock and cash in lieu of fractional shares, or cash instead, is required to be delivered upon conversion of a note and continuance of such default for ten days;

        - Cox's failure to comply with its obligations under the indenture with respect to mergers or sales of assets, as described under "-- Certain Covenants -- Mergers or sales of assets" above;

        - Cox's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to the notes, including its obligations under the covenants described above under "-- Certain Covenants -- Limitation on liens," "-- Limitation on Indebtedness of restricted subsidiaries" or "-- Designation of subsidiaries," provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

        - Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries; and

          - certain events of bankruptcy, insolvency or reorganization affecting us.

     If any event of default occurs and is continuing with respect to the notes, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding may declare by written notice the issue price plus original issue discount accrued, together with any accrued and unpaid cash interest (or if the notes have been converted to semi-annual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) to the date of such declaration to be immediately due and payable. Upon such a declaration, such issue price plus original issue discount accrued, together with any accrued and unpaid cash interest (or if the notes have been converted to semi-annual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox occurs and is continuing, the issue price of the notes plus the original issue discount accrued thereon, together with any accrued and unpaid cash interest (or if the notes have been converted to semi-annual coupon notes following a tax event, the restated principal amount, plus accrued and unpaid interest) to the occurrence of such event shall automatically become and be immediately due and payable. Under some circumstances, the holders of a majority in principal amount at maturity of the notes may rescind any acceleration and its consequences with respect to the notes.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no note holder may pursue any remedy with respect to the indenture or the notes unless:

        - that holder has previously given the trustee notice that an event of default is continuing;

        - holders of at least 25% in principal amount at maturity of the outstanding notes have requested the trustee to pursue the remedy;

        - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

        - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

        - the holders of a majority in principal amount at maturity of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount at maturity of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to the notes and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the notes. Except in the case of a default in the payment of the principal amount at maturity (or, if the notes have been converted to semi-annual coupon notes following a tax event, the restated principal amount), accrued original issue discount or cash interest when due on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the notes. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox is also required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

MODIFICATION AND WAIVER

     Subject to specific exceptions, the indenture may be amended with respect to the notes with the consent of the holders of a majority in principal amount at maturity then outstanding of the notes, including consents obtained in connection with a tender offer or exchange for the notes. The holders of not less than a majority in aggregate principal amount at maturity of notes may, on behalf of all holders of notes, waive any past default and its consequences under the indenture with respect to the notes, except a default (a) in any payment on the notes or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note.

     However, without the consent of each holder of an outstanding note, no amendment may, among other things:

     - reduce the principal amount at maturity, restated principal amount, issue price, purchase price, Fundamental Change repurchase price or redemption price with respect to any note, or extend the stated maturity of any note or alter the manner or rate of accrual of original issue discount or cash interest;

     - reduce the percentage and principal amount at maturity of the outstanding notes, the consent of whose holders is required in order to take certain actions;

     - make any change that adversely affects the right to convert any note;

     - except as otherwise provided herein and in the notes, alter the manner or rate of accrual of original issue discount or interest on any note, reduce the rate of interest upon the occurrence of a tax event, or extend the time for payment of original issue discount or interest, if any, on any note;

     - make any note payable in money or securities other than that stated in the note;

     - make any change that adversely affects such holder's right to require us to purchase or repurchase a note;

     - modify any provisions of the indenture relating to the waiver of past defaults or covenants, except as otherwise specified;

     - release any security that may have been granted in respect of the notes;
       or

     - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

     Without the consent of any of the holders of the notes, Cox and the trustee may amend the indenture:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption by a successor entity of Cox's obligations under the indenture;

     - to provide for uncertificated notes in addition to or in place of certificated notes;

     - to add guarantees with respect to the notes;

     - to secure the notes;

     - to add to the covenants for the benefit of holders of all notes and to make a default of that additional covenant an event of default under the indenture;

     - to surrender any right or power conferred upon Cox;

     - to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of notes;

     - to make any change that does not adversely affect the rights of any holder of notes;

     - to provide for a successor or separate trustee with respect to the notes; or

     - to comply with any SEC requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

     The indenture does not require the holders of notes to give consent approving of the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox is required to mail to holders of the notes a notice briefly describing such amendment. However, Cox's failure to give such notice to all holders of the notes, or any defect in such notice, will not impair or affect the validity of the amendment.

LIMITATION OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of Cox, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount, together with any cash interest (or, if the notes have been converted to semi-annual coupon notes following a tax event, the restated principal amount plus interest) that is deemed to have accrued from the date of issue to the commencement of the proceeding. In addition, the holders of the notes will effectively be subordinated to the indebtedness and other obligations of our subsidiaries.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Cox as registrar, paying agent and conversion agent with regard to the notes. The trustee is a depositary for funds and performs other services for, and transacts other banking business with, Cox and its affiliates in the normal course of business.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTE

     The notes were sold in the United States by the initial purchasers of the notes in reliance on Rule 144A and are represented by global notes in definitive, fully-registered form without interest coupons. The global notes have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Investors who are qualified institutional buyers and who purchased notes in reliance on Rule 144A under the Securities Act hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.


     Notes transferred to an investor other than a qualified institutional buyer will be issued and physically delivered in fully registered, definitive form and may not be represented by interests in a global note. Otherwise, except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive definitive notes.


     Upon transfer of a definitive note to a Qualified Institutional Buyer pursuant to Rule 144A, the definitive note will be exchanged for an interest in a global note, and the transferee will be required to hold its interest through a participant in DTC.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.


     Upon the issuance of each global note, DTC credited, on its book-entry registration and transfer system, the respective principal amount at maturity of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).


     So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

     All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the initial purchasers, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

     Unless and until it is exchanged in whole or in part for definitive notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

     Although we expect that DTC, will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC. DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the initial purchasers, nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the notes will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

CALCULATIONS IN RESPECT OF NOTES

     We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the Market Prices and Sales Prices of our Class A common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent calculation.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the initial purchasers in immediately available funds. So long as DTC continues to make its settlement system available to us, we will make all payments on the notes in immediately available funds.

                              REGISTRATION RIGHTS

     We have entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we have agreed for the benefit of the holders of the notes and the Class A common stock issuable upon conversion of the notes that we will, at our cost, use our best efforts to keep the shelf registration statement, of which this prospectus forms a part, effective until the earlier of (1) the sale pursuant to the shelf registration statement of all securities registered thereunder; and (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Cox under Rule 144(k) under the Securities Act or any successor provision; subject to certain permitted exceptions.

     We may suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period.

     The following requirements and restrictions generally apply to a holder selling such securities pursuant to this prospectus:


     - such holder will be required to be named as a selling holder in this prospectus;


     - such holder will be required to deliver this prospectus to purchasers;

     - such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - such holder will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification obligations.

     We have agreed to pay predetermined liquidated damages to holders of the notes and holders of Class A common stock issued upon conversion of the notes if this prospectus is unavailable for periods in excess of those permitted in the registration rights agreement. Such liquidated damages shall accrue until such unavailability is cured:

     - in respect of any note, at a rate per year equal to 0.25% for the first 90 days after the occurrence of such event and 0.5% thereafter of the applicable principal amount (as defined below) thereof, and

     - in respect of any shares of Class A common stock into which the notes have been converted, at a rate per year equal to 0.25% for the first 90 days after the occurrence of such event and 0.5% thereafter of the then applicable conversion price (as defined below).

     The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of the notes, the sum of the issue price of such notes plus accrued original issue discount with respect to such notes through such date of determination or, following the conversion of the notes to semi-annual coupon notes after a tax event, the restated principal amount. The term "applicable conversion price" means, as of any date of determination, the applicable principal amount per $1,000 principal amount at maturity of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

     Such liquidated damages will accrue from and include the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured. As long as any registration default continues, we will pay liquidated damages in cash on February 23 and August 23 of each year to the holders of record of the notes or shares of Class A common stock on the immediately preceding February 8 or August 8. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holders as of the date of such cure. We will have no other liabilities for monetary damages with respect to our registration obligations.

     We will pay all expenses of the shelf registration statement, provide to each holder named as a selling holder in the prospectus copies of this prospectus and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of Class A common stock issued upon conversion of the notes.


     The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Cox's capital stock sets forth general terms and provisions of the particular issuance of capital stock. The following description also sets forth selected provisions of Cox's certificate of incorporation, as amended, and bylaws. This description is a summary only and is qualified in its entirety by Cox's certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

     Cox's certificate of incorporation authorizes it to issue 671,000,000 shares of Class A common stock, 62,000,000 shares of Class C common stock and 10,000,000 shares of preferred stock. As of December 31, 2000, there were outstanding 572,227,128 shares of Class A common stock, 27,597,792 shares of Class C common stock and 4,836,372 shares of Series A convertible preferred stock.

COMMON STOCK

     Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.


     Voting. The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:



     - to approve any amendment to Cox's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and



     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.


     Dividends and other distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox's liquidation or a sale of all or substantially all of Cox's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined. Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, Cox does not expect to pay cash dividends on the Class A common stock in the foreseeable future.


     Restrictions on transfer of Class C common stock; convertibility of Class C common stock into Class A common stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly owned subsidiaries of Cox Enterprises. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stockholder's option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:



     - at any time Cox's board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;



     - if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;



     - upon election by Cox's board of directors in connection with the approval of any sale or lease of all or substantially all of Cox's assets or any merger, consolidation, liquidation or dissolution; or



     - upon election by Cox's board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.


     Liquidation, dissolution or winding up. In the event of any liquidation, dissolution or winding up of Cox, whether voluntary or not, the Class A common stock holders and the Class C common stock holders shall be entitled to share ratably, according to their respective interests, in Cox's assets which remain after payment, or provision of payment, of Cox's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

     Cox may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as Cox's board of directors may authorize, without further action by Cox's shareholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox or the distribution of its assets; and

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

SERIES A CONVERTIBLE PREFERRED STOCK

     In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

     Dividends. Series A preferred stockholders are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends.

     Voting. Series A preferred stockholders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the holders of the Class A common stock and Class C common stock holders are entitled to vote.

     Conversion Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders' option only after October 1, 2003, a change in control of Cox or notification of liquidation, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of Cox's subsidiary that holds the Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock, if Cox's subsidiary that holds the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of that subsidiary's assets, according to the formula described above.


     Redemption. At any time after October 1, 2028 or in the event that certain holders of the Series A preferred stock no longer hold the investment power with respect to at least 50% of the then outstanding shares of Series A preferred stock, Cox may redeem all, but not less than all, of the outstanding shares of Series A preferred stock at a price per share of $44.275 plus any accrued and unpaid dividends.

     Right of First Offer for Series A preferred stock. The holders of the Series A preferred stock have agreed that, prior to any sale of shares of Series A stock, such shares will be offered to Cox. Additionally, the holders of the Series A preferred stock have agreed to sell shares of Series A preferred stock only for cash.



ANTI-TAKEOVER PROVISIONS



     Cox's certificate of incorporation contains a supermajority provision requiring that business combination transactions between Cox and persons who beneficially own 5% or more of Cox's voting stock, referred to as "related persons," be approved by the holders of at least 80% of Cox's voting stock as well as the holders of a majority of the voting stock held by persons other than related persons. This voting provision does not apply to any business combination which is approved by a majority of Cox's directors that are unaffiliated with the related persons. Additionally, the 80% voting requirement does not apply to business combinations in which Cox's stockholders are to receive, in exchange for their capital stock, cash, securities or other property, assuming certain fair price standards are met, as more fully described in Article IX of Cox's certificate of incorporation. This voting provision may make it more difficult for a party to effect a business combination with Cox.



     Section 203 of the Delaware General Corporation Law prohibits Cox from engaging in a business combination with an interested stockholder. This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to an interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of Cox's voting stock. Section 203 could delay, defer or prevent a change in control of Cox. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.


TRANSFER AGENT

     The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York, a division of EquiServe.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, owning, exchanging and disposing of the notes. Except where we state otherwise, this summary deals only with notes held as capital assets, as defined in the Internal Revenue Code of 1986, by a U.S. Holder, as defined below, who purchases the notes for cash at their original issue price and upon their original issuance. We will treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

     We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, we do not address:

     - the United States federal income tax consequences to shareholders, partners or beneficiaries of an entity that is a holder of the notes;

     - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership, exchange or disposition of the notes;

     - persons who hold the notes in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar;

     - any state, local or foreign tax consequences of the purchase, ownership, exchange or disposition of the notes;

     - holders whose status changes from U.S. Holder to Non-U.S. Holder (as defined below) or vice versa; or

     - any federal, state, local or foreign tax consequences of owning or disposing of shares of our Class A common stock.


Accordingly, you should consult your own tax advisor regarding the tax consequences to you of purchasing, owning, exchanging and disposing of the notes and shares of our Class A common stock issuable upon conversion of the notes in light of your own circumstances.


     A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

          (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

          (ii) a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

          (iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or

          (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, may elect to continue to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

     If a partnership holds a note, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

     This summary is based on the Internal Revenue Code, Treasury regulations (proposed, temporary, and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus, and any of which may change at any time, possibly on a retroactive basis. Any such changes may affect this summary. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax characterizations or the tax consequences of the notes described herein.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, CONVERSION, EXCHANGE AND DISPOSITION OF THE NOTES AND SHARES OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

EFFECT OF FILING A REGISTRATION STATEMENT WITH RESPECT TO THE RESALE OF THE
NOTES


     The filing of the shelf registration statement with respect to the resale of the notes, of which this prospectus forms a part, is not a taxable event to U.S. Holders. Consequently, U.S. Holders will not recognize any taxable gain or loss or any interest income as a result of such filing, the holding period of the registered notes will include the holding period of the notes prior to such filing, and the basis of the registered notes will equal the basis of the notes immediately before such filing.


U.S. HOLDERS

     Stated Interest. Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Payments of cash interest on the notes will constitute qualified stated interest and therefore will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder's regular method of tax accounting.

     Original Issue Discount. Because the notes are being issued at a discount from their stated redemption price at maturity, they will have original issue discount for United States federal income tax purposes. As a result, each U.S. Holder will be required to include in income (regardless of whether such Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of corresponding cash payments on the notes, that portion of the original issue discount, computed on a constant yield to maturity basis as described below, attributable to each day during such year on which such Holder held the notes.


     The amount of original issue discount generally will equal the excess of a note's stated redemption price at maturity over its issue price. A note's issue price will be the first price at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers. A note's stated redemption price at maturity will be the sum of all cash payments to be made on such note, whether denominated as principal or interest, other than payments of qualified stated interest. Accordingly, each note will bear original issue discount in an amount equal to the excess of its principal amount over its issue price.


     A U.S. Holder of a note will be required to include original issue discount in gross income (as ordinary interest income) periodically over the term of the note before receipt of the cash or other payment attributable to such income, regardless of such holder's method of tax accounting. The amount to be included for any taxable year is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year during which such holder holds such note. The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to such note's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity. For purposes of computing original issue discount, we will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of any initial short accrual period. A U.S. Holder is permitted to use different accrual periods; provided, however, that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is its issue price increased by the aggregate amount of original issue discount previously includible in the gross income of the holder and decreased by any payments, other than payments of qualified stated interest, previously made on the note. A note's yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made thereon, produces an amount equal to the issue price of such note.

     Under these rules, U.S. Holders are required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. A U.S. Holder's tax basis in the notes will be increased by the amount of original issue discount included in income by such U.S. Holder and will be decreased by the amount of any payments received by such U.S. Holder with respect to the notes, other than payments of qualified stated interest. The amount of original issue discount allocable to any initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of the notes will be the difference between (i) the amount payable at maturity of the notes, and (ii) the notes' adjusted issue price as of the beginning of the final accrual period. Payments of non-qualified stated interest on a note will not be separately included in income, but rather will be treated first as payments of previously accrued and unpaid original issue discount and then as payments of principal. Consequently, such payments will reduce a U.S. Holder's basis in such note, as described below under "-- U.S. Holders -- Sale, Exchange or Redemption of the Notes."

     We do not intend to treat the possibility of our paying liquidated damages as a result of our failure to comply with certain of our obligations described under "Registration Rights" as affecting the determination of the yield to maturity of the notes, or as giving rise to any additional accrual of original issue discount or recognition of ordinary income upon the redemption, sale or exchange of a note. Also, in the event that we were to elect to pay cash interest in lieu of future original issue discount upon the occurrence of a Tax Event, such election could possibly alter the timing of income recognition by U.S. Holders with respect to the semi-annual payments of cash interest. We urge you to consult your own tax advisor concerning the consequences to you if these events were to occur.

     We will provide certain information to the Internal Revenue Service, and will furnish annually to record U.S. Holders of the notes, information with respect to the original issue discount accruing during the taxable year at issue. This information is based on the adjusted issue price of the notes as if the U.S. Holder were the original holder of the instrument who purchased it at the original purchase price.

     Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange, redemption or other disposition of the notes, other than an exchange of the notes for, or their conversion into, shares of our Class A common stock (which conversion is taxed as described below), will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued and unpaid cash interest and accrued original issue discount, which are taxed as interest income described above) and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder increased by any amounts included in income as original issue discount by such holder and decreased by any principal and non-qualified interest payments received by such holder. Such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.


     U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 20% for property held for more than 12 months, and 39.6% for property held for 12 months or less (which maximum rate is reduced to 38.6% effective July 1, 2001 and is scheduled to be phased down to 35% by 2006 pursuant to recently enacted tax legislation). In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets and to individuals who have held, for more than 5 years, capital assets acquired or deemed to have been acquired after December 31, 2000. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

     Our election to pay cash interest on the notes, instead of accruing original issue discount, upon the occurrence of a Tax Event, as described under "Description of the Notes -- Optional Conversion to Semi-Annual Coupon Upon Tax Event," will not constitute a taxable exchange.

     Conversion of the Notes. Your conversion of a note into shares of our Class A common stock is generally not a taxable event, except with respect to cash received in lieu of (i) a fractional share, which is taxed as described below, or (ii) delivery of shares of Class A common stock, which is taxed in the same manner as a sale of the note as described above under "-- Sale, Exchange or Redemption of the Notes." Your basis in the shares received on conversion of a note will be the same as your basis in the tendered note at the time of the conversion. The holding period for the shares received on conversion will include the holding period of the converted note, except that the holding period for shares received on conversion attributable to accrued and unpaid cash interest and accrued original issue discount may commence on the day following the date of conversion.

     Cash received in lieu of a fractional share of our Class A common stock upon conversion of a note should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of our Class A common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and your basis in the fractional share.

     Exercise of the Optional Redemption or Repurchase Right. If we elect to exercise our option to purchase a note or if you require us to repurchase a note on a repurchase date and if, in either event, we issue shares of our Class A common stock in full satisfaction of the repurchase price, the exchange of a note for shares of our Class A common stock will be treated the same as a conversion.

     If you require us to repurchase a note on a repurchase date and if we deliver a combination of cash and shares of our Class A common stock in payment of the repurchase price, then, in general:

     - you will recognize gain (but not loss) to the extent that the cash and the value of the shares exceeds your adjusted tax basis in the note, but in no event will the amount of recognized gain exceed the amount of cash received,

     - your basis in the shares received will be the same as your basis in the note repurchased by us (exclusive of any basis allocable to a fractional share), decreased by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized by you (other than gain with respect to a fractional share), and

     - the holding period of the shares received in the exchange will include the holding period for the note that was repurchased, except that the holding period of shares attributable to accrued and unpaid cash interest and accrued original issue discount may commence on the day following the date of delivery.

     If we elect to exercise our option to purchase a note or if you require us to repurchase a note on a repurchase date and if, in either event, we deliver to you cash in full satisfaction of the repurchase price, the repurchase will be treated the same as a sale of the note, as described above under "-- Sale, Exchange or Redemption of the Notes."

     Adjustment of the Conversion Rate. The terms of the notes allow for changes in their conversion rate in certain circumstances. See "Description of the Notes -- Conversion Rights." Changes in conversion rate could be treated as taxable stock dividends to you if those changes have the effect of increasing your proportionate interest in our earnings and profits or assets. This could occur, for example, if the conversion rate is adjusted to compensate holders of the notes for distributions of cash or property to our shareholders. By contrast, changes in the conversion rate will not be treated as taxable stock dividends to you if they simply prevent the dilution of the interests of the holders of the notes through application of a bona fide, reasonable adjustment formula. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient to the extent of our current or accumulated earnings and profits (and an increase in the adjusted basis of the notes by the same amount), with any excess treated first as a tax-free reduction in adjusted basis and then as capital gain.

NON-U.S. HOLDERS

     Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest, including original issue discount, paid on the notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

          (i) the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to us or our paying agent a properly completed Internal Revenue Service Form W-8ECI, or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied;

          (ii) the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

             (A) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

             (B) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

             (C) the Non-U.S. Holder is not a bank receiving interest, including original issue discount, pursuant to a loan agreement entered into in the ordinary course of its trade or business;

             (D) either (1) the Non-U.S. Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent with a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W8-IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

             (E) neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

          (iii) the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to us or our agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

     In the event that the interest, including original issue discount, paid on the notes is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from us or our paying agent. In the case of payments to an entity classified as a foreign partnership under United States federal income tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership is treated for these purposes as payment to a U.S. Holder, even if the partnership has one or more foreign partners. The discussion under this heading and under "-- Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the United States federal withholding tax rules. We urge you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

     Conversion. A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into shares of our Class A common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of our Class A common stock will generally be treated similarly to a sale or other disposition of the portion of the note to which the fractional share is attributable. See "-- Non-U.S. Holders -- Gain on Sale or Other Disposition" below.

     Adjustment of the Conversion Rate. The United States federal income tax treatment of constructive dividends deemed paid to Non-U.S. Holders due to an adjustment to the conversion price of the notes, as described above under "-- Constructive Dividends," is not certain. In particular, the Internal Revenue Service would likely take the position that such constructive dividends are subject to the normal dividend withholding tax at the time of the constructive distribution (or possibly later upon redemption or conversion of the notes) at the rate of 30% of their gross amount or at a lower applicable income tax treaty rate, if any, if the Non-U.S. Holder provides the requisite certification or other documentary evidence of its eligibility therefor. Such certification may be provided by the Non-U.S. Holder on a timely and properly completed Internal Revenue Service Form W-8ECI or W-8BEN, as applicable, or any successor forms, duly executed under penalties of perjury. Non-U.S. Holders should consult their own tax advisors with regard to the potential application of U.S. withholding tax to any such constructive dividends.

     Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, including an exchange of the notes for shares of our Class A common stock (other than amounts attributable to accrued and unpaid cash interest and accrued original issue discount, which may be subject to the rules described above with respect to interest) unless:

          (a) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary;

          (b) the Non-U.S. Holder is an individual that:

             (i) is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

             (ii) either (A) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business; or

          (c) we have been, are, or become a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such sale or other disposition or such Non-U.S. Holder's holding period for the notes.

     A corporation is generally considered to be a "United States real property holding corporation" if the fair market value of its "United States real property interests" within the meaning of Section 897(c)(1) of the Internal Revenue Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. We believe that we have not been, are not currently and are not likely to become a "United States real property holding corporation". If we were to become a "United States real property holding corporation," a Non-U.S. Holder may be subject to United

States federal income tax with respect to gain realized on the disposition of the notes or shares of our Class A common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a United States real property interest will be creditable against the Non-U.S. Holder's United States federal income tax liability and may entitle the Non-U.S. holder to a refund upon furnishing required information to the Internal Revenue Service.

     Gains realized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States of a Non-U.S. Holder generally will be taxed on a net income basis at the graduated rates that are applicable to U.S. Holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 31% backup withholding tax applies to a non-corporate U.S. Holder if such person:

          (i) fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

          (ii) furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

          (iii) is notified by the Internal Revenue Service that such person has failed properly to report payments of interest or dividends; or

          (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure to properly report interest or dividend payments.

     Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

     In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest, including original issue discount, with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to us or our paying agent the certification described in clause (ii)(D) of "-- Non-U.S. Holders -- Interest" or has otherwise established an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any claimed exemption are, in fact, not satisfied.

     We must annually report to the Internal Revenue Service and to each Non-U.S. Holder any interest, including original issue discount, that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, or (iii) a foreign partnership (A) one or more of whose partners are U.S. persons that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

     If payments of proceeds on the sale or other disposition of the notes are made to or through the foreign office of a broker that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder or that the conditions of the exemption are, in fact, not satisfied.

     Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder or that the conditions of the exemption are, in fact, not satisfied.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided, however, that the required information is furnished to the Internal Revenue Service.

                                SELLING HOLDERS


     The notes were originally issued by us and initially sold to Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, ABN AMRO Rothschild LLC, Fleet Securities, Inc., J.P. Morgan Securities Inc. and SG Cowen Securities Corporation. These initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers (as defined in Rule 144A). Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the notes and Class A common stock into which the notes are convertible pursuant to this prospectus.


     The selling holders have represented to us that they purchased the notes and the Class A common stock issuable upon conversion of the notes for their own account, for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. We agreed with the initial purchasers to file this registration statement to register the resale of the notes and the Class A common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the notes and the Class A common stock issuable upon their conversion no longer qualify as "registrable securities" under our registration rights agreement.

     The notes and shares of Class A common stock covered by this prospectus are being registered to permit secondary trading and so that the selling holders may offer the notes or shares for sale from time to time. See "Plan of Distribution." Except as described below and based solely on information provided by the selling holders, none of the selling holders has had a material relationship with us within the past three years other than as a result of the ownership of the Class A common stock and our other securities.


     The following table sets forth, as of July 13, 2001, information regarding the beneficial ownership of the notes and our Class A common stock by the selling holders. The information regarding the identity of the selling holders and their affiliations, including their beneficial ownership of our securities, is based solely on information provided by or on behalf of the selling holders.


     The selling holders may offer all, some or none of the notes or Class A common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the Class A common stock that will be held by the selling holders upon termination of any sales. The columns showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. This table assumes that other holders of notes and any future transferees from any such holders do not beneficially own any Class A common stock other than Class A common stock into which the notes are convertible.

                                           PRINCIPAL      PRINCIPAL
                                             AMOUNT       AMOUNT AT    SHARES OF CLASS A                        SHARES OF
                                          AT MATURITY    MATURITY OF     COMMON STOCK        SHARES OF        CLASS A COMMON
                                            OF NOTES     NOTES OWNED     BENEFICIALLY      CLASS A COMMON   STOCK BENEFICIALLY
                                           OWNED AND      AFTER THE       OWNED PRIOR      STOCK OFFERED       OWNED AFTER
SELLING HOLDERS(1)                         OFFERED(2)    OFFERING(3)      TO OFFERING       HEREBY(4)(5)     THE OFFERING(3)
------------------                        ------------   -----------   -----------------   --------------   ------------------
AAM/Zazove Institutional Income Fund
  L.P...................................     1,500,000      none              17,720             17,720                 0
AIG SoundShore Holdings Ltd.(6).........     6,143,000      none             280,053             72,570           207,483
AIG SoundShore Opportunity Holding Fund
  Ltd.(7)...............................     4,685,000      none             172,654             55,027           117,627
AIG SoundShore Strategic Holding Fund
  Ltd.(8)...............................     3,922,000      none             117,496             46,332            71,164
The Allstate Corporation(9).............     9,200,000      none             187,112            108,683            78,429
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd....................    10,000,000      none             118,135            118,135                 0
Argent Convertible Arbitrage Fund
  Ltd...................................     5,000,000      none              59,067             59,067                 0
Associated Electric & Gas Insurance
  Services Ltd..........................       600,000      none               7,088              7,088                 0
Bancroft Convertible Fund, Inc..........       750,000      none               8,860              8,860                 0
Bank Austria Cayman Island Ltd. ........     3,000,000      none              35,440             35,440                 0
Bay County PERS.........................       300,000      none               3,544              3,544                 0
Bear, Stearns & Co., Inc.(10)...........     1,275,000      none             110,003             15,062            94,941
BP Amoco PLC, Master Trust..............       700,000      none               8,269              8,269                 0
California State Automobile
  Assn. Inter-Insurance.................     1,200,000      none              14,176             14,176                 0
Continental Assurance Company Separate
  Account(E)............................     4,100,000      none              48,435             48,435                 0
Continental Casualty Company............    24,600,000      none             290,612            290,612                 0
D.E. Shaw Investments, L.P.(11).........     6,000,000      none             186,461             70,881           115,580
D.E. Shaw Valence, L.P.(12).............    24,000,000      none             745,846            283,524           462,322
Deutsche Banc Alex. Brown Inc...........   177,500,000      none           2,096,896          2,096,896                 0
Ellsworth Convertible Growth and Income
  Fund, Inc.............................       750,000      none               8,860              8,860                 0
Gaia Offshore Master Fund Ltd...........    20,000,000      none             236,270            236,270                 0
GLG Market Neutral Fund(13).............    25,000,000      none             585,691            295,337           290,354
Global Bermuda Limited Partnership......     1,000,000      none              11,813             11,813                 0
Goldman, Sachs & Co.(14)................       600,000      none               7,088              7,088                 0
Granville Capital Corporation(15).......     7,200,000      none             200,637             85,057           115,580
HFR Master Fund LTD.....................       500,000      none               5,906              5,906                 0
HighBridge International LLC(16)........    72,000,000      none           1,139,523            850,572           288,951
Kerr-McGee Corporation..................     1,200,000      none              14,176             14,176                 0
Key Asset Management, Inc.(17)..........     3,500,000      none             107,393             41,347            66,046
Lakeshore International Ltd.............     2,250,000      none              26,580             26,580                 0
Lyxor Master Fund.......................     1,000,000      none              11,813             11,813                 0
MFS Total Return Fund...................     5,750,000      none              67,927             67,927                 0
Onyx Fund Holdings, LDC.................    10,000,000      none             118,135            118,135                 0
Quattro Fund, Ltd(18)...................     4,250,000      none              74,974             50,207            24,767
R2 Investments, LDC(19).................    38,000,000      none             960,769            448,913           511,856
RAM Trading LTD.........................    25,000,000      none             295,337            295,337                 0
Ramius Capital Group....................     1,000,000      none              11,813             11,813                 0
RET Pension Plan of the California State
  Automobile Assn. .....................       300,000      none               3,544              3,544                 0
Royal Bank of Canada....................     6,750,000      none              79,941             79,741               200
Salomon Smith Barney Inc.(20)...........    17,000,000      none             751,487            200,829           550,658
SAM Investments LDC.....................    75,000,000      none             886,012            886,012                 0
San Diego County Employees Retirement
  Association...........................     2,750,000      none              32,487             32,487                 0
Southern Farm Bureau Life Insurance.....     1,250,000      none              14,766             14,766                 0
TD Securities (USA) Inc.(21)............    10,000,000      none             424,423            118,135           306,288
Teachers Insurance and Annuity
  Association...........................    12,500,000      none             147,668            147,668                 0
Tribeca Investments, LLC................    73,000,000      none             862,385            862,385                 0
Triborough Partners QP, LLC.............     1,750,000      none              20,673             20,673                 0
UBS O'Connor LLC........................    48,000,000      none             567,048            567,048                 0
UBS Warburg LLC.........................     2,950,000      none              34,849             34,849                 0
Value Line Convertible Fund, Inc.(22)...       700,000      none              24,780              8,269            16,511
White River Securities, LLC(23).........     1,275,000      none             110,003             15,062            94,941
Zola Partners L.P.(24)..................     1,500,000      none              34,231             17,720            16,511

                                           PRINCIPAL      PRINCIPAL
                                             AMOUNT       AMOUNT AT    SHARES OF CLASS A                        SHARES OF
                                          AT MATURITY    MATURITY OF     COMMON STOCK        SHARES OF        CLASS A COMMON
                                            OF NOTES     NOTES OWNED     BENEFICIALLY      CLASS A COMMON   STOCK BENEFICIALLY
                                           OWNED AND      AFTER THE       OWNED PRIOR      STOCK OFFERED       OWNED AFTER
SELLING HOLDERS(1)                         OFFERED(2)    OFFERING(3)      TO OFFERING       HEREBY(4)(5)     THE OFFERING(3)
------------------                        ------------   -----------   -----------------   --------------   ------------------
Zurich Institutional Benchmarks Master
  Fund LTD..............................     1,500,000      none              17,720             17,720                 0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other
  holder(25)............................    11,050,000      none             130,539            130,539                 0


---------------

  (1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

  (2) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.


  (3) Because the selling holders may, pursuant to this prospectus, offer all or some portion of the notes they presently hold or, with respect to shares, may acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its notes and/or shares of Class A common stock underlying such notes.


  (4) Assumes that the full amount of the notes held by the selling holder is converted into shares of Class A common stock at the conversion price and offered hereunder by such selling holder. Since we have the right to pay cash in lieu of delivering shares upon conversion, there can be no assurance that any selling holder will receive shares of Class A common stock upon conversion of its notes.

  (5) The conversion price and the number of shares of Class A common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." The indenture governing the notes provides that if any fractional shares of Class A common stock are issuable upon conversion of the notes, we will pay cash in lieu of such fractional shares, and accordingly, the number of shares listed in the table have been rounded down.

  (6) Of the shares listed as beneficially owned prior to and after the offering, 151,327 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, AIG SoundShore Holdings Ltd. holds 25,000 of our FELINE PRIDES.


  (7) Of the shares listed as beneficially owned prior to and after the offering, 85,678 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, AIG SoundShore Opportunity Holding Ltd. holds 13,550 of our FELINE PRIDES and call options covering 5,000 shares of the Class A common stock.


  (8) Of the shares listed as beneficially owned prior to and after the offering, 51,945 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, AIG SoundShore Strategic Holding Ltd. holds 10,850 of our FELINE PRIDES.


  (9) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Of the shares listed as beneficially owned prior to the offering, 46,663 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 119,810 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 57,790 shares of Class A common stock are deliverable to Allstate Life Insurance Company upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.


 (10) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

 (11) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

 (12) Of the shares listed as beneficially owned prior to and after the offering, 462,322 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

 (13) Of the shares listed as beneficially owned prior to and after the offering, 290,354 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.


 (14) Goldman, Sachs & Co. has performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, Goldman Sachs holds $2,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).



 (15) Of the shares listed as beneficially owned prior to and after the offering, 660,460 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Granville Capital Corporation holds $114,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.



 (16) Of the shares listed as beneficially owned prior to and after the offering, 288,951 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. High Bridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).


 (17) Of the shares listed as beneficially owned prior to and after the offering, 66,046 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

 (18) Of the shares listed as beneficially owned prior to and after the offering, 24,767 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.


 (19) Of the shares listed as beneficially owned prior to and after the offering, 511,856 shares of Class A common stock are issuable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.


(20) Of the shares listed as beneficially owned prior to and after the offering, 224,143 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. Salomon Smith Barney is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(21) Of the shares listed as beneficially owned prior to and after the offering, 306,288 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(22) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(23) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(24) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.


(25) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.

                              PLAN OF DISTRIBUTION

     Cox is registering the notes and shares of Class A common stock issuable upon conversion of the notes on behalf of the selling holders. References in this section to selling holders also include any permitted pledgees, donees, transferees or successors identified in a supplement to this prospectus as described below. The selling holders may, from time to time, sell any or all of their securities at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions on any national securities exchange or quotation service on which the notes or the Class A common stock may be listed or quoted at the time of the sale. The selling holders may offer their securities at various times in one or more of the following transactions:

     - in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - in block trades in which the broker-dealer will attempt to sell the notes or the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - in purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

     - in an exchange distribution in accordance with the rules of the applicable exchange;

     -  in the over-the-counter market;

     - in private transactions other than in the over-the-counter market or on an exchange;

     -  in connection with short sales of shares;

     -  by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     -  in a combination of any of the above transactions; or

     -  any other method permitted pursuant to applicable law.

     The selling holders may sell their notes or shares of Class A common stock at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

     The selling holders may use underwriters or broker-dealers to sell their notes or shares of Class A common stock. In effecting such sales, underwriters, brokers or dealers engaged by the selling holders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase notes or shares of Class A common stock as principals for their own accounts and resell such securities pursuant to this prospectus. If this happens, the underwriters or broker-dealers will either receive discounts or commissions from the selling holders, or they will receive commissions from purchasers of securities for whom they acted as agents. The selling holders, any underwriters, brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

     The selling holders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of securities in the course of hedging the positions they assume with selling holders. The selling holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, of the securities offered under this prospectus. The securities that broker-dealers or other financial institutions receive in those types of transactions may be resold under this prospectus.


     After February 23, 2002, selling holders also may resell all or a portion of the notes or shares in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.


     Our outstanding Class A common stock is listed for trading on the New York Stock Exchange. While the notes are eligible for trading in the PORTAL market, we cannot assure you that the notes will remain eligible for trading on that market. We do not intend to list the notes for trading on any national securities exchange. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.

     When a particular offering of notes or shares of Class A common stock is made, if required, we will distribute a prospectus supplement. That supplement will set forth the names of the selling holders, the aggregate amount and type of notes or shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     To comply with the securities law in some jurisdictions, the securities will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.


     To comply with rules and regulations under the Securities Exchange Act of 1934, persons engaged in a distribution of the securities may be limited in their ability to engage in market activities with respect to such securities. In addition and without limiting the foregoing, each selling holder will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the securities by the selling holders. All of these things may affect the marketability of the securities.



     All expenses of the registration of the securities will be paid by Cox, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling holders will pay all underwriting discounts and selling commissions, if any. Subject to some limitations, the selling holders will be indemnified by Cox against civil liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Subject to some limitations, Cox will be indemnified by the selling holders against civil liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., passed upon the validity of the notes and shares of Class A common stock offered by this prospectus.

                                    EXPERTS


     The consolidated financial statements of Cox incorporated in this prospectus by reference from Cox's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     Cox is subject to the informational requirements of the Securities Exchange Act and files reports, proxy statements and other information with the SEC. Cox's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy Cox's SEC filings at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as charges for mailing copies of the documents Cox has filed. You can also inspect and copy any of Cox's SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     Cox incorporates by reference in this prospectus the following documents filed by Cox with the SEC:

     - Cox's annual report on Form 10-K for the year ended December 31, 2000;


     - Cox's quarterly report on Form 10-Q for the quarter ended March 31, 2001;


     - Cox's current report on Form 8-K, dated February 13, 2001 and filed February 20, 2001;


     - Cox's current report on Form 8-K/A, dated February 13, 2001 and filed March 8, 2001;



     - Cox's current report on Form 8-K, dated March 9, 2001 and filed March 12, 2001;



     - Cox's current report on Form 8-K, dated May 18, 2001 and filed May 25, 2001;



     - Cox's current report on Form 8-K/A, dated May 18, 2001 and filed July 12, 2001; and


     - Cox's definitive proxy statement for the 2001 annual meeting of stockholders, filed March 29, 2001.

     A description of our Class A common stock, par value $1.00 per share, appears in the section captioned "Description of Capital Stock" contained in our registration statement on Form 8-A/A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on April 11, 2001. That description is also incorporated herein by reference.

     All documents which we will file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Our SEC file number for documents filed under the Securities Exchange Act is 1-6590. We will provide without charge, to any person who receives a copy of this prospectus and any accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any documents that this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                                 Mark W. Major
                                   Treasurer
                            Cox Communications, Inc.
                             1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                            Telephone: (404)843-5000

     Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

     - the prospectus;
     - any accompanying prospectus supplement; or
     - any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the expenses of issuance and distribution of the securities registered hereunder on Form S-3, other than underwriting discounts and commissions. All amounts except the registration fee are estimated.

Registration fee............................................  $133,924
Legal fees and expenses.....................................   100,000
Accounting fees and expenses................................    40,000
Printing expenses...........................................   100,000
Miscellaneous...............................................    26,076
                                                              --------
          Total.............................................  $400,000
                                                              ========

     All of the above expenses have been or will be paid by Cox.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Cox's Amended Certificate of Incorporation contains a provision which eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. The Amended Certificate of Incorporation of Cox provides that Cox shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  3.1     --   Amended and Restated Certificate of Incorporation of Cox
               Communications, Inc., as amended (incorporated by reference to exhibit 3.1 to Cox's Quarterly Report on Form 10-Q for
               the quarter ended September 30, 2000).
  3.2     --   Bylaws of Cox Communications, Inc. (incorporated by
               reference to exhibit 3.2 to Cox's Registration Statement on
               Form S-4, file no. 33-80152, filed on December 16, 1994).
  4.1     --   Indenture dated as of June 27, 1995 between Cox
               Communications, Inc. and The Bank of New York, as trustee, relating to the debt securities (incorporated by reference to exhibit 4.1 to Cox's Registration Statement on Form S-1, file no. 33-99116, filed on November 8, 1995).
  4.2     --   First Supplemental Indenture, dated as of August 12, 1999, between Cox Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.4 to
               Cox's Current Report on Form 8-K filed on August 23, 1999).
  4.3     --   Second Supplemental Indenture, dated as of October 6, 1999, by and between Cox Communications, Inc. and The Bank of New
               York, as Trustee (incorporated by reference to exhibit 4.1 to Cox's Quarterly Report on Form 10-Q filed on November 8,
               1999).
  4.4     --   Second Supplemental Indenture, dated as of March 14, 2000, between Cox Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.9 to
               Cox's Annual Report on Form 10-K for the year ended December
               31, 1999).
  4.5     --   Third Supplemental Indenture, dated as of April 19, 2000, by and between Cox Communications, Inc. and The Bank of New
               York, as Trustee (incorporated by reference to exhibit 4.1 of Cox's Current Report on Form 8-K filed April 24, 2000).
  4.6     --   Indenture, dated as of January 30, 1998, between TCA Cable
               TV, Inc. and Chase Bank of Texas, National Association, as
               Trustee (incorporated by reference to exhibit 4(a) of TCA's
               Registration Statement on Form S-3, file no. 333-32015).
  4.7     --   First Supplemental Indenture, dated as of August 12, 1999, among TCA Cable TV, Inc., Cox Classic Cable, Inc. and Chase
               Bank of Texas, National Association, as Trustee
               (incorporated by reference to exhibit 4.2 to Cox's Current
               Report on Form 8-K filed on August 25, 1999).
  4.8     --   Fourth Supplemental Indenture, dated as of February 23,
               2001, between Cox Communications, Inc. and The Bank of New
               York, as Trustee (incorporated by reference to Exhibit 4.13 to Cox's Annual Report on Form 10-K for the year ended
               December 31, 2000).
  4.9     --   Registration Rights Agreement, dated as of October 1, 1998, between Cox Communications, Inc., on the one hand, and G.C.
               Investments and Barbara J. Greenspun as Trustee of the
               United Credit Trust created under a Declaration of Trust
               dated December 6, 1998, on the other hand (incorporated by reference as exhibit 10.1 to Cox's current report on Form
               8-K filed on October 18, 1998).
  4.10    --   Registration Rights Agreement, dated as of February 23,
               2001, by and among Cox Communications, Inc. and Salomon
               Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith
               Incorporated, Banc of America Securities LLC, Credit Suisse
               First Boston Corporation, Morgan Stanley & Co. Incorporated,
               ABN AMRO Rothschild LLC, Fleet Securities, Inc., J.P. Morgan
               Securities Inc. and SG Cowen Securities Corporation
               (incorporated by reference to Exhibit 4.1 to Cox's Current
               Report on Form 8-K/A filed with the Commission on March 8,
               2001).
  4.11    --   Registration Rights Agreement, dated as of February 23,
               2001, by and among Cox Enterprises, Inc., Cox
               Communications, Inc. and Salomon Smith Barney Inc., Merrill
               Lynch, Pierce, Fenner & Smith Incorporated, Banc of America
               Securities LLC, Credit Suisse First Boston Corporation,
               Morgan Stanley & Co. Incorporated, ABN AMRO Rothschild LLC,
               Fleet Securities, Inc., J.P. Morgan Securities Inc. and SG
               Cowen Securities Corporation (incorporated by reference to
               Exhibit 4.2 to Cox's Current Report on Form 8-K/A filed with the Commission on March 8, 2001).
 *5.1     --   Opinion of Dow, Lohnes & Albertson, PLLC.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 12.1     --   Statement setting forth computation of ratio of earnings to fixed charges.
 23.1     --   Consent of Deloitte & Touche LLP.
*23.2     --   Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as exhibit 5.1).
*24.1     --   Powers of Attorney.
*25.1     --   Form T-1 (Statement of Eligibility of Trustee).


---------------


* Previously filed.


ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (a) and
     (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) If any of the securities are offered at competitive bidding, (a) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (b) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Cox Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 13, 2001.


                                       COX COMMUNICATIONS, INC.

                                       By:       /s/ JAMES O. ROBBINS
                                         ---------------------------------------
                                                    James O. Robbins
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of Cox Communications, Inc. and in the capacities and on the dates indicated.



                      SIGNATURE                                        TITLE                       DATE
                      ---------                                        -----                       ----

                          *                            Chairman of the Board of Directors          July 13,
-----------------------------------------------------                                                  2001
                  James C. Kennedy

                /s/ JAMES O. ROBBINS                   President and Chief Executive Officer,      July 13,
-----------------------------------------------------    Director                                      2001
                  James O. Robbins

                 /s/ JIMMY W. HAYES                    Executive Vice President, Finance and       July 13,
-----------------------------------------------------    Administration and Chief Financial            2001
                   Jimmy W. Hayes                        Officer (Principal Financial
                                                         Officer)

             /s/ WILLIAM J. FITZSIMMONS                Vice President of Accounting and            July 13,
-----------------------------------------------------    Financial Planning (Principal                 2001
               William J. Fitzsimmons                    Accounting Officer)

                          *                                           Director                     July 13,
-----------------------------------------------------                                                  2001
                  David E. Easterly

                          *                                           Director                     July 13,
-----------------------------------------------------                                                  2001
                  Robert C. O'Leary

                          *                                           Director                     July 13,
-----------------------------------------------------                                                  2001
                   Janet M. Clarke

                          *                                           Director                     July 13,
-----------------------------------------------------                                                  2001
                   Andrew J. Young


---------------

* Power of Attorney



     James O. Robbins and Jimmy W. Hayes, by signing their names hereto, do sign this document on behalf of each of the persons indicated above for whom they are attorneys-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.